AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2000.

                                          REGISTRATION NO. 333-________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                ZYGO CORPORATION
             (Exact name of registrant as specified in its charter)

                   Delaware                                06-0864500
        (State or other jurisdiction of                 (I.R.S. Employer
        incorporation or organization)                Identification Number)

                                LAUREL BROOK ROAD
                       MIDDLEFIELD, CONNECTICUT 06455-0448
                                 (860) 347-8506
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                J. BRUCE ROBINSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                LAUREL BROOK ROAD
                       MIDDLEFIELD, CONNECTICUT 06455-0448
                                 (860) 347-8506

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

           Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                PAUL JACOBS, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103

                              --------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                      Amount to be     Proposed Maximum Aggregate         Proposed Maximum            Amount of
 Title of Shares to be Registered      Registered          Price Per Unit (1)         Aggregate Offering Price     Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per
share                                  2,303,934              $63.875                       $147,163,785.00             $38,852.00
===================================================================================================================================

(1) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $63,875, the average of the high and low prices of the common stock of Zygo Corporation as reported on The Nasdaq Stock Market on August 10, 2000.

                              --------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                ZYGO CORPORATION

                        2,303,934 Shares of Common Stock

                              --------------------

     Zygo Corporation's common stock trades on the Nasdaq National Market under the ticker symbol "ZIGO." On August 11, 2000, the closing sale price of the common stock was $65-9/16.

                              --------------------

     The stockholders of Zygo Corporation listed in this prospectus are offering and selling an aggregate of 2,303,934 shares of our common stock under this prospectus. We issued these selling stockholders their common stock on May 5, 2000 in connection with our acquisition of Firefly Technologies, Inc., which was owned by these stockholders.

                              --------------------

     The selling stockholders (and their donees and pledges) may offer their Zygo common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

                              --------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDERED BEFORE YOU INVEST IN THE SHARES BEING SOLD WITH THIS PROSPECTUS.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                 The date of this Prospectus is August 14, 2000.

                                TABLE OF CONTENTS

                                                                           PAGE

WHERE YOU CAN FIND MORE INFORMATION...........................................2
OUR COMPANY...................................................................4
RISK FACTORS..................................................................6
USE OF PROCEEDS..............................................................12
DIVIDEND POLICY..............................................................12
PRICE RANGE OF COMMON STOCK..................................................12
SELLING STOCKHOLDERS.........................................................13
PLAN OF DISTRIBUTION.........................................................14
LEGAL MATTERS................................................................14
EXPERTS......................................................................14

                              --------------------

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all their shares of Zygo stock. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-[______]).

     (i)  Our Annual Report on Form 10-K for the fiscal year ended June 30,
          1999.

     (ii) The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A/A, dated October 26, 1984.

    (iii) Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 30, 2000.

     (iv) Our Current Report on Form 8-K/A, dated May 5, 2000, relating to our acquisition of Firefly Technologies, Inc.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address

     Zygo Corporation
     Laurel Brook Road
     Middlefield, Connecticut 06455
     Attention:  Michael J. Auth
     Phone No. (860) 704-5180.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                                   OUR COMPANY

     This summary highlights selected information about us and may not contain all of the information that is important to you. You should carefully read this document with the documents we have incorporated by reference into this prospectus for information on us and our financial statements.

     We design and market noncontact measuring instruments, automation systems, and optical components for high precision manufacturing industries. Our instruments, systems and components are used as parts of products offered by other companies and as key elements in our own products. Most of our instruments, systems and accessories employ either a laser or white light source to make noncontact measurements. We sell our products worldwide to leading manufacturers in the semiconductor, data storage, and optics industries, including Cannon, Motorola, Texas Instruments, Seagate, Bausch & Lomb, and Corning.

     Our core business unit, Zygo Advanced Metrology Systems, located in Middlefield, Connecticut, is home to our optical components business and our interferometric based products. Zygo Advanced Metrology System's high performance optical components are used in many applications, including laser fusion research, semiconductor manufacturing equipment, and aerospace optical systems, and are also an integral part of our own precision noncontact measuring instruments. These noncontact measuring instruments and systems enable manufacturers in high technology industries, such as data storage, semiconductor, and precision optics to become more efficient and increase production yields by identifying and collecting quantitative data on product defects, both during and after the manufacturing process. We produce these systems with proprietary laser and white light optical technology combined with advanced software and electronics.

     Zygo Advanced Metrology Systems' interferometric measurement instruments are used by a variety of industries, including data storage, which uses these products to inspect and analyze the surface of computer hard disks and read/write heads, and the semiconductor industry, which uses these products for high precision distance measurement and motion control. Interferometry uses the optical path differences between a reference and a measurement beam to produce a pattern of bright and dark lines. Our products analyze the paterns and generate three-dimensional surface profiles, which are used to detect product defects by determining the conformity of a part to its specifications, and also to analyze and enhance manufacturing processes. Interferometry provides a noncontact, quantitative, full field of view and an ultra-high resolution surface analysis in three dimensions.

     Confocal Scanning Optical Microscopy, known as CSOM, is the key base technology employed in Zygo Vision Systems' confocal systems, which are used for both inspection and metrology measurement. Microscopes using white light CSOM technology generate a high-intensity white light that illuminates a section of a spinning disk containing pinholes arranged in multiple spiral patterns. Acting as point illumination sources, the pinholes direct light to points on the sample. Only light from points on the sample near the focal plane will pass through the pinholes for imaging. The benefits of white light CSOM technology imaging systems include: submicron definition, "real time" high resolution images with no processing delay for image processing, transverse resolution and extremely shallow depth of field. These features provide precise imaging of sub-half micron structures and lower cost of ownership than other imaging systems. Our laser confocal systems employ a laser light source that causes a sample to fluoresce. Laser CSOM systems produce a high resolution image, and have ability to display many layers of translucent samples as a live overlay of bright, perfectly registered optical sections.

     Our Zygo Automation Systems unit allows us to integrate our traditional metrology products into an automated system that can be placed directly into our customer's production line. Zygo Automation Systems designs, develops, manufactures, and markets comprehensive automated system solutions to enable manufacturers in a variety of high technology industries, including the data storage, semiconductor, and electronics industries, to enhance operation efficiencies and product yields. Our high-speed production solutions reduce downtimes, especially in manufacturing processes adaptable to the manufacture of multiple products differing in size, features, and functionality.

     Our newly acquired Zygo TeraOptix unit manufactures metrology equipment, micro-optics, switches, and filters for the telecommunications industry. Its telecommunications components are used in wave division multiplexers to increase the capacity of optical fibers. Our automation, metrology, and precision optics processing and assembly capability, combined with TeraOptix's intellectual property and process knowledge of micro-optical components and assemblies for switches, lenses, and tunable filters, provide us with a unique capability to serve the rapidly expanding optical telecommunications marketplace. We expect TeraOptix to become a major supplier to this marketplace over the course of the next few years providing optical components, assemblies, automated test equipment, and automated assembly equipment and systems.

                                  RISK FACTORS

     Before you invest in our common stock, you should carefully consider the following factors and cautionary statements, as well as the other information set forth herein. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose a substantial portion of the money you paid to buy our common stock.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS MAY FLUCTUATE AND THE PRICE OF OUR COMMON STOCK MAY CHANGE IN RESPONSE TO THOSE FLUCTUATION.

     Our quarterly and annual operating results have varied in the past and may in the future vary significantly depending on factors such as:

     o    the effect of our acquisitions;

     o    the size, timing and recognition of revenue from significant orders;

     o    increased competition;

     o    our ability to develop innovative products;

     o    the timing of new product releases by us or our competitors;

     o    market acceptance of our products;

     o    changes in our and our competitors' pricing policies;

     o    budgeting cycles of our customers;

     o    changes in operating expenses and personnel changes;

     o    changes in our business strategy; and

     o    general economic factors.

     Because our revenues and operating results may fluctuate, it is possible that in some future quarter, our revenues or operating results will be below the expectations of public market analysts and investors.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH.

     We are experiencing a period of rapid growth and expansion because of both acquisitions and internal growth. Our growth and expansion has placed, and could continue to place, a significant strain on our management, personnel and other resources.

     To accommodate our recent growth and to compete effectively and manage future growth, if any, we will be required to continue to implement and improve our operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage our workforce. Our inability to satisfy increased customer orders in a timely fashion, or at all, could result in termination of customer relationships or cause customers to seek alternative sources for their products. In addition, our financial control systems and infrastructure may not be adequate to maintain and effectively monitor our future growth. We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our existing and future operations.

WE MAY EXPAND OUR BUSINESS THROUGH NEW ACQUISITIONS THAT COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

     Our business strategy includes expanding our products and services, and we may seek acquisitions to expand our business. Acquisitions involve numerous risks, including

     o    substantial cash expenditures;

     o    potentially dilutive issuance of equity securities;

     o    incurrance of debt and contingent liabilities;

     o    difficulties in assimilating the operations of the acquired companies;

     o diverting our management's attention away from other business concerns;

     o risks of entering markets in which we have limited or no direct experience; and

     o    the potential loss of key employees of the acquired companies.

We cannot assure you that any acquisition will result in long-term benefits to us or that our management will be able to effectively manage the acquired businesses. We may also incorrectly judge the value or worth of an acquired company or business. In addition, our future success will depend in part on our ability to manage the rapid growth associated with these acquisitions. We cannot give assurances that we will be able to make the combination of our business with the businesses of acquired companies work or be successful. Furthermore, the development or expansion of our business or any acquired business may require a substantial capital investment by us. We may not have these necessary funds nor may they be readily available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our stock, which could dilute your ownership interest in our company.

     On May 5, 2000, we purchased all of the capital stock and other outstanding securities of Firefly Technologies, Inc., a manufacturer of metrology equipment, switches, and filters for the telecommunications industry, as well as heads and related products for the optical data storage industry, for approximately 20% of our outstanding capital stock. We cannot give assurances that the integration of our businesses with the businesses of Firefly will be successful or that we will be able to achieve the synergies we anticipate.

WE MAY BE UNABLE TO EFFECTIVELY RESPOND TO TECHNOLOGICAL CHANGE.

     The market for our products is characterized by rapidly changing technology. Our future success will continue to depend upon our ability to enhance our current products and to develop and introduce new products that keep pace with technological developments and evolving industry standards, respond to changes in customer requirements and achieve market acceptance. We continually redesign and enhance our instruments, systems and components and upgrade our proprietary software technology incorporated in our products. If we fail to anticipate or respond adequately to technological developments and customer requirements, or experience significant delays in product development or introduction, our business, results of operations, financial condition and liquidity will be negatively affected. In order to develop new products successfully, we depend on close relationships with our customers and their willingness to share proprietary information about their requirements and participate in collaborative efforts with us. We cannot assure you that our customers will continue to provide us with timely access to such information. We may also fail to successfully develop and market new products and services or product and service enhancements on a timely basis and we may not respond effectively to technological changes or new product announcements by others. In addition, we cannot assure you that the market will accept any new products and services, or product and service enhancements, that we develop.

WE MAY NOT BE ABLE TO CONTINUE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

     Our future success depends on our ability to attract and retain qualified:

     o    engineering;

     o    management;

     o    manufacturing;

     o    research and development;

     o    sales and marketing; and

     o    support personnel.

Competition for these individuals is intense, and we cannot assure you that we will be able to retain our existing personnel or attract and retain additional personnel.

WE MAY EXPERIENCE CYCLICALITY.

     Our business is significantly dependent on capital expenditures by manufacturers of components for the computer disk drive industry and of semiconductors. These industries are cyclical and historically experienced periods of oversupply, which resulted in significantly reduced demand for capital equipment, including the products manufactured and marketed by us. For the foreseeable future, our operations will continue to be dependent on the capital expenditures in these industries which, in turn, is largely dependent on the market demand for hard disk drives and products containing integrated circuits. Our net sales and results of operations may be materially adversely affected if downturns or slowdowns in the computer disk drive or semiconductor markets occur in the future.

OUR STOCK PRICE MAY BE VOLATILE.

     The stock market in general, and the market for shares of technology companies in particular, have experienced extreme price fluctuations. These price fluctuations are often unrelated to the operating performance of the affected companies. Many technology companies, including us, have experienced dramatic volatility in the market prices of their common stock. If our future operating results are below the expectations of stock market analysts and investors, our stock price may decline. We cannot be certain that the market price of our common stock will remain stable in the future. Our stock price may undergo fluctuations that are material, adverse and unrelated to our performance.

WE FACE INTENSE COMPETITION, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE WILL LOSE MARKET SHARE AND OUR BUSINESS WILL SUFFER.

     We face competition from a number of companies in all of our markets, some of which have greater manufacturing and marketing capabilities, and greater financial, technological and personnel resources. We also compete with current and prospective customers' attempts to become vertically integrated. We expect our competitors to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures may force us to reduce prices, which can adversely affect our results of operations. Although we believe that we have certain technical and other advantages over some of our competitors, maintaining these advantages will require us to continue to invest in research and development, sales, marketing and service. We cannot assure you that we will have sufficient resources to continue to make these investments or that we will be able to make the technological advances necessary to maintain any competitive advantages. We also cannot assure you that the bases of competition in the industries in which we compete will not shift.

WE MAY NOT BE ABLE TO SUCCESSFULLY PROTECT OUR INTELLECTUAL PROPERTY.

     Our success is heavily dependent upon our proprietary technology. We cannot assure you that the steps we have taken to protect our proprietary technology will be adequate to prevent misappropriation of our technology by third parties or will be adequate under the laws of some foreign countries, which may not protect our proprietary rights to the same extent as do laws of the United States. Also, we cannot assure you that others will not "reverse engineer" our products in order to determine their method of operation and introduce competing products or that others will not develop competing technology independently.

IF OUR PRODUCTS INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OUR BUSINESS MAY SUFFER IF WE ARE SUED FOR INFRINGEMENT OR CANNOT OBTAIN LICENSES TO THESE RIGHTS ON COMMERCIALLY ACCEPTABLE TERMS.

     We are subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. Although we believe our services and products do not infringe the intellectual property rights of others, it is possible that claims could be asserted against us in the future. Many participants in the technology industry in general have an increasing number of patents and patent applications and have frequently demonstrated a readiness to take legal action based on allegations of patent and other intellectual property infringement. If we become the subject of a claim for infringement we would have to expend potentially high funds and resources to defend the claim and, if we were to be deemed to infringe the intellectual property rights of others, we could be forced to pay significant license fees or damages for infringement.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR SOME COMPONENTS.

     Some of the components used in our products are currently purchased from one source or a limited number of sources. Although we seek to reduce our dependence on these sources, we may not be able to find alternative sources in a timely manner if our suppliers become unwilling or unable to supply us, or if they increase their prices. Our inability to obtain components could cause delays or reduce product shipments, which could cause our relationship with customers to suffer and our revenues to decline.

WE FACE RISKS RELATING TO OUR INTERNATIONAL SALES AND OUR FOREIGN OPERATIONS.

     Our products are sold internationally, including to customers in Japan and throughout the Pacific Rim. Net sales to customers outside the United States accounted for 44% and 46.1% of our net sales in the fiscal years ended June 30, 1998 and 1999, respectively, and are expected to continue to account for a substantial percentage of our net sales. International sales and foreign operations are subject to inherent risks. These risks include:

     o    longer payment cycles;

     o    greater difficulty in accounts receivable collection;

     o    compliance with foreign laws;

     o    changes in regulatory requirements;

     o    tariffs or other barriers;

     o    difficulties in obtaining export licenses;

     o    difficulties in staffing and managing foreign operations;

     o    exposure to currency exchange fluctuations;

     o    political instability;

     o    transportation delays; and

     o    potentially adverse tax consequences.

     Substantially all our sales and costs are negotiated for and paid in U.S. dollars. However, changes in the values of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive to the extent locally produced alternative products are available. These exchange rate fluctuations could negatively impact international sales of our products and our foreign operations, as would changes in the general economic conditions in those markets. Any measures we take to protect us from exchange rate fluctuations may not adequately protect us from their potential harm.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL, INCLUDING A CHANGE OF CONTROL THAT YOU MIGHT OTHERWISE APPROVE.

     Our executive officers and directors and entities affiliated with them, in the aggregate, beneficially own approximately 17.5% of our common stock as of June 30, 2000. These stockholders acting together have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. Such a concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination.

WE HAVE NEVER PAID DIVIDENDS.

     We have never declared or paid cash dividends on our stock. We currently intend to retain all our earnings, if any, to support our growth strategy. We do not anticipate paying any cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders.

                                 DIVIDEND POLICY

     We have never declared or paid any dividends on our stock. We currently anticipate that we will retain all future earnings to support our growth strategy. Accordingly, we do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, and general business conditions.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "ZIGO." The following table sets forth, for the periods indicated, the high and low reported sale prices per share for our common stock as reported by the Nasdaq National Market.

                                                             HIGH        LOW
                                                           --------    -------
YEAR ENDED JUNE 30, 1999:
     First quarter..................................       $15 3/8     $ 6 3/8
     Second quarter.................................       $12 3/4     $ 5
     Third quarter..................................       $15 3/4     $ 8 1/2
     Fourth quarter. ...............................       $13 1/8     $ 7 1/4

YEAR ENDED JUNE 30, 2000:
     First quarter..................................       $14 5/8      $ 9 1/4
     Second quarter ................................       $25 1/16     $13
     Third Quarter..................................       $74 5/16     $19 3/8
     Fourth Quarter.................................       $94          $20 3/4

YEAR ENDING JUNE 30, 2001:
     First quarter (through July 6, 2000)...........       $97 13/16    $84

     The number of stockholders of record of our common stock on June 30, 2000 was approximately 492. The last reported sale price of our common stock on the Nasdaq National Market on August 11, 2000 was $65-9/16.

                              SELLING STOCKHOLDERS

     The following table sets forth information regarding the selling stockholders' beneficial ownership of our common stock as of June 30, 2000.


                                      NUMBER OF SHARES                                   NUMBER OF SHARES OF
                                      OF COMMON STOCK        NUMBER OF SHARES OF           COMMON STOCK
                                     BENEFICIALLY OWNED         COMMON STOCK           BENEFICIALLY OWNED AFTER
SELLING STOCKHOLDER (1)            PRIOR TO THIS OFFERING     REGISTERED HEREIN          THIS OFFERING (2)
-----------------------            ----------------------    -------------------       ------------------------
John Berg (3)                            532,984                   532,934                       50
Patrick Tan (4)                          336,363                   336,363                        0
TeraStor Corporation                      86,775                    86,775                        0
David Kindler                            106,618                   106,618                        0
David Buswell                             91,290                    91,290                        0
Mark Wilder                               69,350                    69,350                        0
Thomas Killoren                          103,753                   103,753                        0
Digital Papyrus Corporation               43,387                    43,387                        0
Easen Ho                                  43,387                    43,387                        0
David Kent                                94,568                    94,568                        0
Phillip Malyak                            94,568                    94,568                        0
Michael Harrington                        81,581                    81,581                        0
Don Clausing                              13,073                    13,073                        0
John Howard                               25,536                    25,536                        0
Michael Terrio                            14,566                    14,566                        0
Jeffrey Murzycki                           6,580                     6,580                        0
Borislav Naidenov                         15,356                    15,356                        0
Robert Natale                              8,042                     8,042                        0
Lydia Heckman                              8,803                     8,803                        0
Barry Mitchel                              4,416                     4,416                        0
Deborah O'Connor                           8,833                     8,833                        0
Kenneth Mueller                            2,251                     2,251                        0
John Ritter                              117,010                   117,010                        0
Lori Duncan                               58,505                    58,505                        0
Scott Friends                             50,648                    50,648                        0
Chongwon Byun                             49,729                    49,729                        0
Hae Kwon Chung                            49,729                    49,729                        0
John Watson                               29,252                    29,252                        0
Mark Steinback                            24,702                    24,702                        0
Leonard Croteau                           21,521                    21,521                        0
Guy Messier                               21,939                    21,939                        0
Wayne Smith                               15,439                    15,439                        0
Joseph DeWolfe                            12,788                    12,788                        0
Diane Briggs                               8,441                     8,441                        0
Gary Potwin                                8,692                     8,692                        0
Marjorie Swenson                           7,763                     7,763                        0
Leonid Tesmenitsky                         7,243                     7,243                        0
Robert Kusy                                5,822                     5,822                        0
Carol Dana Berg                            6,457                     6,457                        0
Robert Shillinsky II                       5,823                     5,823                        0
Scot Barrows                               6,519                     6,519                        0
Robert Cudmore                             3,882                     3,882                        0


--------------

(1) The selling stockholders received their shares of common stock in connection with our acquisition of Firefly Technologies, Inc. on May 5, 2000.

(2) Assumes that all shares offered by each selling stockholder are sold in this offering.

(3)  Mr. Berg serves as a director of Zygo Corporation.

(4)  Mr. Tan serves as a director of Zygo Corporation.

                              PLAN OF DISTRIBUTION

     The selling stockholders (and their donees and pledges) may offer their shares at various times in one or more transactions on the Nasdaq National Market, in special offerings, exchange distributions, secondary distributions, negotiated transactions or a combination of these. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares for whom they acted as agents.

                                  LEGAL MATTERS

     For the purpose of this offering, our outside counsel, Fulbright & Jaworski L.L.P., New York, New York 10103, is giving its opinion on the validity of the shares. Paul Jacobs, a partner in Fulbright & Jaworski L.L.P., is our Secretary and, as of June 30, 2000, beneficially owned 9,000 shares of our common stock.

                                     EXPERTS

     The consolidated financial statements and schedules of Zygo Corporation included in this prospectus and in the registration statement have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting accounts and commissions) are estimated to be as follows:

SEC Registration Fee..........................................    $38,857.24
Accountants' Fees and Expenses................................      7,000.00
Legal Fees and Expenses.......................................     15,000.00
Printing Fees.................................................      8,000.00
Miscellaneous.................................................      2,142.76
                                                                  ----------
Total........................................................     $75,000.00
                                                                  ==========

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article VI of the By-Laws of the Registrant contains provision for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, the Company has entered into Indemnity Agreements with its directors and officers which provide the maximum indemnification allowed by Section 145. The Company's officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 16. EXHIBITS

NO.     DESCRIPTION
---     -----------
 5      Opinion of Fulbright & Jaworski L.L.P. regarding legality.

23      (a)   Consent of Fulbright & Jaworski L.L.P. (to be filed as part of Exhibit 5.1).

        (b)   Consent of KPMG LLP

24      Power of Attorney (included on signature page).

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlefield, State of Connecticut, on July 26, 2000.

                                  ZYGO CORPORATION

                                  By: /s/ J. Bruce Robinson
                                      -----------------------------------------
                                         (J. Bruce Robinson, President and CEO)

                               ------------------

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints J. Bruce Robinson and Michael J. Auth, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                                       Title                                 Date
----------------------------------------        -----------------------------         --------------
/s/ J. Bruce Robinson                           President, Chief Executive            July 26, 2000
----------------------------------------        Officer, and Director
(J. Bruce Robinson)                             (Principal Executive Officer)

/s/ Michael J. Auth                             Vice President, Finance,              July 20, 2000
----------------------------------------        Treasurer and Chief Financial
(Michael J. Auth)                               Officer
                                                (Principal Financial and
                                                Accounting Officer)

/s/ Gary K. Willis                              Chairman of the Board                 July 24, 2000
----------------------------------------
(Gary K. Willis)

/s/ John Berg                                   Director                              July 31, 2000
----------------------------------------
(John Berg)

/s/ Paul F. Forman                              Director                              July 27, 2000
----------------------------------------
(Paul F. Forman)

/s/ Seymour E. Liebman                          Director                             August 2, 2000
----------------------------------------
(Seymour E. Liebman)

/s/ Robert G. McKelvey                          Director                              July 24, 2000
----------------------------------------
(Robert G. McKelvey)

/s/ Patrick Tan                                 Director                              July 24, 2000
----------------------------------------
(Patrick Tan)

/s/ Robert B. Taylor                            Director                              July 24, 2000
----------------------------------------
(Robert B. Taylor)

/s/ Carl A. Zanoni                              Director                              July 24, 2000
----------------------------------------
(Carl A. Zanoni)